                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                         KONOVER PROPERTY TRUST, INC.
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                          KONOVER PROPERTY TRUST, INC.
                       3434 Kildaire Farm Road, Suite 200
                         Raleigh, North Carolina 27606

                 ---------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held August 22, 2001
                 ---------------------------------------------

   NOTICE IS HEREBY GIVEN that the 2001 annual meeting of stockholders of Konover Property Trust, Inc., a Maryland corporation (the "Company"), will be held at the Omni Berkshire Place located at 21 East 52nd Street at Madison Avenue, New York, New York, on August 22, 2001, at 11:00 a.m. for the following purposes:

  1. To elect directors to serve until the 2002 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal One); and
  2. To transact such other business as may properly come before the meeting and any adjournment thereof.

   Only stockholders of record at the close of business on June 15, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                           By Order of the Board of Directors

                                           /s/ Robin W. Malphrus
                                           ROBIN W. MALPHRUS, Esq.
                                           Secretary

Dated: July 12, 2001

                          KONOVER PROPERTY TRUST, INC.

                               ----------------
                                PROXY STATEMENT
                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on August 22, 2001

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Konover Property Trust, Inc., a Maryland corporation (the "Company"), of proxies from the holders of the Company's common stock for use at the 2001 annual meeting of stockholders to be held at the Omni Berkshire Place located at 21 East 52nd Street at Madison Avenue, New York, New York, on August 22, 2001 at 11:00 a.m., and at any adjournments or postponements thereof (the "Annual Meeting").

   At the Annual Meeting, the stockholders will consider and vote upon the following matters:

  1. The election of directors to serve until the 2002 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal One);

  2. Such other business as may properly come before the meeting and any adjournment thereof.

   This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about July 12, 2001.

   This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. Directors, officers and employees of the Company may also solicit proxies by telephone, fax or personal interview.

   Holders of record of common stock of the Company (the "Common Stock") as of the close of business on June 15, 2001 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on June 15, 2001, there were 31,379,589 shares of Common Stock issued and outstanding.

   Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting FOR Proposal One. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

   The election of the directors of the Company requires the vote of a plurality of all of the votes cast at the Annual Meeting provided a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

   The nine nominees named below have been nominated for election for one-year terms expiring at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified. If any nominee becomes unable or unwilling to serve before the Annual Meeting, the shares represented by proxy will be voted for a substitute nominee designated by the Board of Directors. Alternatively, any vacancy may be filled by the Board after the Annual Meeting. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. The nominees for election at the Annual Meeting are set forth below.

 Name                  Age Principal Occupation                  Director Since
 ----                  --- --------------------                  --------------
                        78 Chairman of Manchester Associates,         1997
 William D. Eberle         Ltd.
 Carol R. Goldberg      70 President of The AVCAR Group, LTD          2001
 Simon Konover          78 Founder of Konover & Associates,           1998
                           Inc. and Konover Investments
                           Corporation
 J. Michael Maloney     54 Interim President and CEO of the           1999
                           Company
 L. Glenn Orr, Jr.      60 Senior Managing Director of The Orr        2001
                           Group, Investment Bankers
 Robert A. Ross         44 Vice President of Finance of Lazard        2001
                           Freres Real Estate Investors L.L.C.
 Philip A. Schonberger  47 Managing Member of Albemarle               2001
                           Equities, L.L.C.
 Mark S. Ticotin        52 Principal and Executive Vice               1999
                           President of Lazard Freres Real
                           Estate Investors L.L.C.
 Andrew E. Zobler       39 Vice President of Lazard Freres            2000
                           Real Estate Investors L.L.C.

   William D. Eberle was a founder of Boise Cascade and is Chairman of Manchester Associates, Ltd., a venture capital and international consulting firm, and of counsel to the law firm of Kaye Scholer. Mr. Eberle also serves as a director of America Service Group, Inc., a health care services company, Showscan Entertainment, Inc., a movie technology company, Ampco-Pittsburgh Corporation, a steel fabrication equipment company and Mitchell Energy & Development Corp., a gas and oil manufacturing company. Mr. Eberle is a member of the compensation committees of each of these companies.

   Carol R. Goldberg is President of The AVCAR Group, LTD., a Boston management consulting firm in operation since 1989. Previously, Ms. Goldberg was President and Chief Operating Officer of The Stop & Shop Companies, Inc., and Chief Executive Officer of the Bradlees Division. Ms. Goldberg serves as a director of The Gillette Company, America Service Group, Inc. and Inverness Medical, Inc. She was also a trustee/director of Putnam Fund Groups and a director of Lotus Development Corporation and Cowles Media Company. Ms. Goldberg is a graduate of Jackson College, Tufts University and has completed the Advanced Management Program of the Harvard Business School.

   Simon Konover is the founder of Konover & Associates, Inc. and Konover Investments Corporation. The two entities represent a $500 million-plus real estate enterprise headquartered in West Hartford, Connecticut. The organization includes shopping centers, office buildings, hotels, residential communities and specialty properties. In the mid-1960's, Mr. Konover began developing retail centers in South Florida and in late 1989 founded Konover & Associates South and Konover Management South Corporation, located in Boca Raton, Florida. The Company purchased certain assets of Konover Management South Corporation in 1998 and 1999 and, in connection with the acquisition, appointed Mr. Konover as Chairman of the Board.

   J. Michael Maloney was named the Company's Interim President and Chief Executive Officer in March of 2001. Mr. Maloney is the founder of Highland Capital Group, Inc. ("HCG"), an investment and consulting services company. Before forming HCG, he was Senior Vice President of Corporate Property Investors ("CPI") from 1981 to 1998. Prior to joining CPI he served as Vice President and Senior Credit Officer of Citibank's domestic real estate lending department from 1971 to 1981.

   L. Glenn Orr, Jr. is the Senior Managing Director of The Orr Group, Investment Bankers. His thirty years in the banking industry include his positions as Chairman, President and Chief Executive Officer of Southern National Corporation and Chairman of Southern National Bank of South Carolina. In addition to his tenure at Southern National, Mr. Orr has served as a director of the Charlotte Federal Reserve Bank; President and CEO of Forsyth Bank & Trust Co. in Winston-Salem, North Carolina and President of Community Bank in Greenville, South Carolina. Mr. Orr currently serves as a director of two other public companies, Highwoods Properties, Inc. in Raleigh, North Carolina and Polymer Group in Charleston, South Carolina. He received his bachelors degree from Wofford College in South Carolina and his Masters of Business Administration from the University of South Carolina. He currently resides in Winston-Salem, North Carolina.

   Robert A. Ross is Vice President of Finance at Lazard Freres Real Estate Investors L.L.C. ("LFREI") where his responsibilities include financial and investor reporting, financial analysis and valuation of all investments, cash flow forecasting and other financial analysis. Prior to joining LFREI, he was Senior Vice President, Finance for Brookfield Financial Properties. Previously, he worked at Olympia & York Companies (USA) where he managed the Budget Department with responsibility for property and corporate-level budgeting. Mr. Ross earned a Bachelor of Science degree from Villanova University and a Masters of Business Administration degree from Fairleigh Dickinson University.

   Philip A. Schonberger has been actively engaged in the real estate business for twenty years. He currently is Managing Member of Albemarle Equities, LLC, a Hartford, Connecticut real estate firm focused on the acquisition of properties that will benefit from intensive and entrepreneurial asset and financial management. For three years beginning in 1990, he was the majority shareholder and served as Chairman of Landau & Heyman, Inc., a Chicago-based shopping center management firm founded in 1933. Prior to his current involvements, Mr. Schonberger operated a partnership with a major Washington, DC based real estate owner active in retail real estate. He is a member of the International Council of Shopping Centers, having served as a State Director for the District of Columbia and Maryland. Mr. Schonberger is a graduate of Georgetown University and Columbia University Graduate School of Business.

   Mark S. Ticotin is a Principal and Executive Vice President of LFREI and is the Chief Executive Officer and a director of Atria, Inc. and Kapson Senior Quarters Corp. Before joining Lazard, he was Senior Executive Vice President of Simon Property Group, Inc., a publicly traded real estate investment trust ("SPG"), after SPG merged with CPI in September 1998. Mr. Ticotin had been President and Chief Operating Officer of CPI when it merged with SPG. The portfolios of CPI and SPG consisted primarily of regional shopping centers. From 1988 to 1997, Mr. Ticotin was Senior Vice President of CPI and responsible for its leasing, legal and marketing departments. Prior to joining CPI in 1983, he was an attorney with the law firm of Cravath, Swaine & Moore. Mr. Ticotin also serves as a director of Center Trust, Inc., and is a member of the Membership Committee of Intown Holding Company, L.L.C.

   Andrew E. Zobler is a Vice President of LFREI. He joined LFREI from Starwood Hotels & Resorts Worldwide, Inc., a global hotel management and ownership company, where he served as Senior Vice President of Acquisitions and Development. At Starwood, Mr. Zobler was responsible for capital raising, maintaining capital relationships and executing hotel acquisitions and dispositions in North America for all Starwood brands. Previously, Mr. Zobler was a law partner in the real estate group of the New York office of Greenberg, Traurig, Hoffman, Lipoff, Rose & Quentel. Prior to joining Greenberg, Traurig, Mr. Zobler practiced law with Paul, Weiss, Rifkind, Wharton & Garrison and Cravath, Swaine & Moore. Currently, Mr. Zobler is also a director of The Fortress Group, Inc.

   Messrs. Ross, Ticotin and Zobler were elected to the Board of Directors pursuant to the Company's Stockholder's Agreement with Prometheus Southeast Retail LLC entered into in connection with the issuance of a majority interest in the Company to Prometheus in 1998. See "Certain Relationships and Related Transactions--Prometheus Relationship" below.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE ABOVE-LISTED NOMINEES FOR ELECTION AS DIRECTORS.

Information Regarding Meetings and Committees of the Board of Directors

   The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During the year ended December 31, 2000, the Board of Directors held sixteen meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings and the Nominating Committee held one meeting.

   Audit Committee. The Audit Committee, which consists of Messrs. Eberle (Chairperson), Orr and Ross, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided and fees charged by the independent public accountants, reviews the independence of the independent public accountants and determines the adequacy of the Company's internal accounting controls.

   Compensation Committee. The Compensation Committee, which consists of Ms. Goldberg (Chairperson) and Messrs. Zobler and Schonberger, determines the compensation of the executive officers and administers the Company's 1993 Employee Stock Incentive Plan, its 1996 Restricted Stock Plan and its 1995 Outside Directors' Stock Award Plan.

   Nominating Committee. The Nominating Committee, which consists of Messrs. Ticotin (Chairperson), Eberle and Maloney, determines the slate of nominees for election to the Board of Directors by vote of the stockholders. The Nominating Committee does not generally consider nominees recommended by security holders.

Compensation of Directors

   The Company pays an annual retainer fee of $12,000 to directors who are not employees of the Company, plus a fee of $1,000 for each Board of Directors and assigned committee meeting attended, except as detailed below. Pursuant to an agreement with Messrs. Ross, Ticotin and Zobler, the Company does not compensate them for serving on the Board of Directors, but it reimburses them for any expenses incurred in attending meetings of the Board of Directors and assigned committees. Directors fees are payable quarterly.

   Each non-employee director also is reimbursed for expenses incurred in attending meetings of the Board of Directors and assigned committees. Employees of the Company who are directors receive no additional compensation for their service as directors.

   In addition, Mr. Konover receives $10,000 per month pursuant to the Company's acquisition agreement relating to the Konover & Associates South portfolio.

   Establishment of Special Committee. On June 19, 2001 the Board appointed a Special Committee of independent directors for the purpose of conducting any negotiations related to the Contingent Value Rights Agreement between the Company and Prometheus Southeast Retail Trust as well as reviewing, considering and making any recommendations to the Board of Directors regarding any possible transactions related to the Company's non-outlet assets.

   The Special Committee is comprised of Williams D. Eberle (Chairperson), Carol R. Goldberg and L. Glenn Orr, Jr. In lieu of the normal Board compensation, the members of the Special Committee shall receive a total fee of $75,000 payable in quarterly installments commencing September 2001 until June 2002. Upon completion of the Special Committee's assignment, any unpaid balance would then become due and payable.

                             EXECUTIVE COMPENSATION

   The following table sets forth the compensation of the (i) the individual serving as Chief Executive Officer during 2000 and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                 Annual                     Long-Term
                              Compensation             Compensation Awards
                          -----------------------    -------------------------
                                                      Restricted    Securities
Name and Principal             Salary      Bonus         Stock      Underlying         All Other
Position                  Year   ($)        ($)      Awards($) (6)  Options(#)    Compensation($) (14)
------------------        ---- -------    -------    -------------  ----------    --------------------
C. Cammack Morton.......  2000 330,000                  339,711(7)        --             16,720
 President and Chief      1999 330,000        (3)       758,858(7)   350,000(12)         20,042
 Executive Officer        1998 330,000        (3)       726,133(7)        --             12,280

Patrick M. Miniutti.....  2000 225,000                  201,105(8)        --             36,458
 Executive Vice
  President and           1999 225,000        (3)       447,435(8)   200,000(12)         20,743
 Chief Operating Officer  1998 225,000        (3)       426,532(8)        --             12,464

Daniel J. Kelly.........  2000 166,667         --       250,000(9)        --              5,098
 Executive Vice
  President and           1999  19,327(1)      --        30,012(9)        --                249
 Chief Financial Officer  1998      --         --            --           --                 --

Christoper G. Gavrelis..  2000 191,890         --            --           --              7,715
 Executive Vice
  President               1999 184,500        (3)       130,995(10)  150,000(13)          9,088
                          1998 173,996        (3)       134,156(10)       --              2,645

Suzanne L. Rice.........  2000 134,333    187,758(4)         --           --             37,700(15)
 Senior Vice President    1999  97,500(2) 166,667(5)    218,351(11)       --             15,482(15)
                          1998      --         --            --           --                 --

--------
(1) Mr. Kelly joined the Company in November 1999.
(2) Ms. Rice joined the Company in April 1999.
(3) Except as noted below, bonuses for all of the officers of the Company for 1999 and 1998 were paid in the form of shares of restricted Common Stock ("Restricted Stock") and are reported under the Restricted Stock Award column of this table. The shares of Restricted Stock paid as bonuses vest all at once ("cliff vesting") after three years from issuance, except as otherwise noted below. The number of shares awarded is based on the market price of a share of Common Stock on the last day of the applicable calendar year. In consideration of the three-year vesting period, Restricted Stock bonus amounts are set at 150% of an equivalent cash bonus.
(4) For purposes of this table, Ms. Rice's guaranteed annual cash bonus of $166,667 for the year ended February 28, 2001 is recorded as bonus earned during 2000. See "--Employment Agreements."
(5) For purposes of this table, Ms. Rice's guaranteed annual cash bonus of $166,667 for the year ended February 29, 2000 is recorded as bonus earned during 1999. See "--Employment Agreements."
(6) Unless otherwise indicated, all Restricted Stock reported here has been exchanged for options to purchase shares of Restricted Stock at a purchase price equal to 10% of the market value of a share on the date of grant ("Repurchase Rights"). The vesting schedule for all Repurchase Rights mirrors that of the exchanged Restricted Stock. A dividend equivalent right is associated with all Repurchase Rights.
(7) Mr. Morton received a portion of his base annual salary, his periodic increases in base annual salary, his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

  (a) 12,550 shares, with a value of $87,537 ($7.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1998 as an increase in Mr. Morton's 1998 base annual salary;
  (b) 28,700 shares, with a value of $200,183 ($7.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1998 as part of Mr. Morton's 1998 base annual salary;

  (c) 86,600 shares, with a value of $438,413 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Morton's 1998 bonus;
  (d) 21,800 shares, with a value of $112,815 ($5.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1999 as an increase in Mr. Morton's 1999 base annual salary;
  (e) 38,650 shares, with a value of $200,014 ($5.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1999 as part of Mr. Morton's 1999 base annual salary;
  (f) 96,700 shares, with a value of $446,029 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as Mr. Morton's 1999 bonus;
  (g) 30,250 shares with a value of $139,528 ($5.125 per share) net at a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as an increase in Mr. Morton's base annual salary; and
  (h) 43,400 shares with a value of $200,183 ($5.125 per share) net at a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 2000 as part of Mr. Morton's 2000 base annual salary.

  As of December 31, 2000, Mr. Morton held 624,650 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $2,335,012 ($4.375 per share, net of a 10% exercise price for the Repurchase Rights). Except as noted below, dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights. Pursuant to Mr. Morton's separation agreement dated March 6, 2001, the Repurchase Rights referred to above in notes a, c, d, f, g & h were cancelled. Mr. Morton also agreed that 225,851 vested Repurchase Rights (including those noted in (b) and (e) above) would remain outstanding (and entitled to dividend equivalents) until January 2002. See "Separation Agreements" below for further details.

(8) Mr. Miniutti received a portion of his base annual salary, his periodic increases in base annual salary, his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

  (a) 9,350 shares, with a value of $65,216 ($7.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1998 as an increase in Mr. Miniutti's 1998 base annual salary;

  (b) 14,350 shares, with a value of $100,091 ($7.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1998 as part of Mr. Miniutti's 1998 base annual salary;

  (c) 51,600 shares, with a value of $261,225 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Miniutti's 1998 bonus;

  (d) 15,950 shares, with a value of $82,541 ($5.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1999 as an increase in Mr. Miniutti's 1999 base annual salary;

  (e) 19,350 shares, with a value of $100,136 ($5.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1999 as an increase in Mr. Miniutti's 1999 base annual salary;

  (f) 57,400 shares, with a value of $264,758 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as Mr. Miniutti's 1999 bonus;

  (g) 21,900 shares with a value of $101,014 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as an increase in Mr. Miniutti's 2000 base annual salary; and

  (h) 21,700 shares with a value of $100,091 ($5.125 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 2000 as part of Mr. Miniutti's 2000 base annual salary.

  As of December 31, 2000, Mr. Miniutti held 395,100 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $1,475,273 ($4.375 per share, net of a 10% exercise price for the

  Repurchase Rights). Except as provided in his separation agreement, dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights. Pursuant to Mr. Miniutti's separation agreement dated March 30, 2001 and effective as of March 6, 2001, all of the Repurchase Rights referred to in notes (a) through (h) were cancelled in exchange for the Company's obligation to issue 259,545 shares of Common Stock. See "--Separation Agreements" below for further details.

(9) Mr. Kelly received his long-term incentive compensation in the form of Restricted Stock as follows:

  (a) 5,676 shares, with a value of $30,012 ($5.875 per share) net of a 10% exercise price, subject to a three-year graded vest, were awarded November 15, 1999;

  (b) 9,877 shares, with a value of $50,000 ($5.625 per share) net of a 10% exercise price and immediate vesting, were awarded June 1, 2000; and

  (c) 55,556 shares, with a value of $200,000 ($4.00 per share) net of a 10% exercise price, subject to a three-year graded vest, were awarded December 1, 2000.

  As of December 31, 2000, Mr. Kelly held 71,109 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $279,984 ($4.375 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights.

(10) Mr. Gavrelis received his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

  (a) 26,500 shares, with a value of $134,156 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Gavrelis' 1998 bonus; and

  (b) 28,400 shares, with a value of $130,995 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as Mr. Gavrelis' 1999 bonus.

  As of December 31, 2000, Mr. Gavrelis held 86,861 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $330,414 ($4.375 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on all of such Restricted Stock and the shares underlying such Repurchase Rights.

(11) Amounts shown consist of: (i) bonus amounts earned during 1999 and paid during 2000 in the form of Restricted Stock and (ii) leasing, management and development commissions paid in the form of Restricted Stock during 1999 pursuant to Ms. Rice's employment contract. Such Restricted Stock was issued as follows:

  (a) 27,368 shares with a value of $162,500 ($5.9375 per share) were awarded April 1, 1999 as a partial payment towards leasing, management and development commissions expected to be earned through March 31, 2001; and

  (b) 12,050 shares, with a value of $55,581 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as part of Ms. Rice's 1999 bonus.

   As of December 31, 2000, Ms. Rice held 39,418 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $166,278 ($4.375 per share). Dividends or dividend equivalents are payable on all of the shares underlying such Repurchase Rights.

(12) Pursuant to their separation agreements with the Company, Messrs. Morton and Miniutti forfeited their rights with respect to these options.

(13) These options vest five years from date of grant or, if earlier, on the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% vest upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying the options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year.

(14) Amounts shown represent matching contributions to the Company's 401(k) Retirement and Savings Plan, car allowances and life and disability insurance cost.

(15) Amounts shown include leasing, management and development commissions totaling $34,805 in 2000 and $12,281 in 1999 paid pursuant to Ms. Rice's employment contract.

Fiscal Year-End Option Values Table

   The following table sets forth certain information concerning the number of shares of Common Stock underlying options held by each of the Named Executive Officers and the value of such options at December 31, 2000:

                        Fiscal Year-End Option Values(1)

                             Number of Securities
                            Underlying Unexercised             In-the-money
                                    Options                     Options at
                                   at Fiscal                  Fiscal Year-End
                                  Year-End (#)                      ($)
Name                     Exercisable/Unexercisable (2) Exercisable/Unexercisable (3)
----                     ----------------------------- -----------------------------
C. Cammack Morton (4)...        250,000/400,000                   -- / --
Patrick M. Miniutti
 (4)....................        160,000/240,000                   -- / --
Daniel J. Kelly.........            -- / --                       -- / --
Christopher G.
 Gavrelis...............         28,000/157,000                   -- / --
Suzanne L. Rice.........            -- / --                       -- / --

--------
(1) Excludes Repurchase Rights with a 10% exercise price, which are reported under the "Restricted Stock Awards" column of the Summary Compensation Table.
(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company.
(3) Value is calculated by subtracting the exercise price from the fair market value of the securities underlying the option at fiscal year-end and multiplying the results by the number of in-the-money options held. Fair market value was based on the closing price of the Common Stock on the New York Stock Exchange at December 31, 2000 ($4 3/8).
(4) Pursuant to their separation agreements with the Company, Messrs. Morton and Miniutti forfeited their rights with respect to these options. See "Separation Agreements" below.

Employment Agreements

   Daniel J. Kelly. Mr. Kelly entered into an employment contract with the Company on December 29, 2000. Mr. Kelly's contract is effective until December 31, 2002, and is automatically extended for one additional year beginning each January 1 thereafter unless Mr. Kelly or the Company has then elected to terminate the contract. Mr. Kelly's contract provides for a minimum annual base salary at the rate of $200,000, which may be increased from time to time by the Board of Directors, and for the potential to receive annual bonuses.

   If Mr. Kelly's employment contract is terminated without cause within 12 months from the date of a change in control of the Company (as described below), then Mr. Kelly will be entitled to forgiveness of any outstanding loans made to him by the Company and Mr. Kelly will receive a cash amount equal to the sum of the following: (1) his then-current base salary and then-current benefits for 24 months (or 12 months if such termination occurs after December 31, 2003); (2) two times the amount of his last paid bonus; and (3) the amount of 12 months of the then-current employee contribution toward COBRA continuation coverage. Additionally, all of Mr. Kelly's shares of restricted stock, stock options and other long-term incentives would vest immediately upon a change of control.

   For purposes for Mr. Kelly's employment contract, "change in control" generally means any sale, merger, consolidation, or any other business combination or reorganization in which a third party (other than Prometheus) becomes the beneficial owner of more than 50% (on a fully diluted basis) of the Company's common stock or voting power or any sale or other disposition of all or substantially all of the assets of Company.

   Christopher G. Gavrelis. Mr. Gavrelis entered into an employment contract with the Company on December 15, 1995. Mr. Gavrelis' contract, as amended, is effective until February 28, 2003, and is automatically extended for one additional year beginning each March 1 thereafter unless Mr. Gavrelis or the Company has then elected to terminate the contract. Mr. Gavrelis' contract provides for a minimum annual base salary at the rate of $193,128, which may be increased from time to time by the Board of Directors, and for the potential to receive annual bonuses. If Mr. Gavrelis dies or becomes permanently disabled during the term of his contract, the Company is required to pay his heirs an amount equal to two times his then effective annual salary plus a pro rata portion of the bonus applicable to the year in which such death or permanent disability occurs.

   If Mr. Gavrelis' employment contract is terminated without cause or Mr. Gavrelis elects to terminate his contract within three months from the date of a change of control, then Mr. Gavrelis will receive a cash amount equal to the sum of the following: (1) the greater of the total amount of unpaid base salary for the then-unexpired portion of the term of his contract or the amount of one year's base salary; and (2) a pro rata portion of the bonus applicable to the year in which such termination occurs. Additionally, all of Mr. Gavrelis' shares of restricted stock, stock options and other long-term incentives would vest immediately upon a change of control.

   For purposes of Mr. Gavrelis' employment contract, "change in control" generally means any acquisition by any third party of more than 50% of the Company's common stock or voting power or the date on which the Company's stockholders approve the sale of all or substantially all of the Company's assets or a merger or consolidation resulting in a change in ownership of 50% or more of the Company's common stock or voting power.

   Suzanne Levin Rice. Ms. Rice entered into an employment contract with the Company on April 1, 1999. Ms. Rice's contract is effective until February 28, 2002, and is automatically extended for three additional years beginning on each expiration date thereafter unless Ms. Rice or the Company has then elected to terminate the contract upon the expiration of the then-existing term. Ms. Rice's contract provides for a minimum annual base salary at the rate of $130,000, which may be increased from time to time by the Board of Directors, a guaranteed annual bonus of $166,667 for each of the 12-month periods ending on the last day of February 2000, 2001 and 2002, and for the potential to receive additional discretionary annual bonuses. In addition, Ms. Rice is entitled to a percentage of certain development, leasing and management fees earned by the Company during the term of her employment contract. If Ms. Rice dies or becomes permanently disabled during the term of her contract, the Company is required to pay her heirs an amount equal to two times her then effective annual base salary, plus any remaining unpaid guaranteed bonus amounts plus a pro rata portion of the discretionary bonus applicable to the year in which such death or permanent disability occurs.

   If Ms. Rice's employment contract is terminated without cause, then Ms. Rice will receive a cash amount equal to the sum of the following: (1) the greater of the total amount of unpaid base salary for the then-unexpired portion of the term of her contract or the amount of one year's base salary; and (2) the product of the number of years remaining in the contract times an amount equal to the average of the annual discretionary bonuses paid to Ms. Rice during the previous three years. Additionally, all of Ms. Rice's long-term incentives would vest immediately upon a change of control, as defined in the Company's various plans.

Separation Agreements

   C. Cammack Morton. C. Cammack Morton resigned as an officer and director of the Company on March 6, 2001. In connection with his resignation, the Company and Mr. Morton entered into a Separation Agreement and General Release. Under the separation agreement, which was a complete settlement of Mr. Morton's rights under his former employment agreement, the Company paid Mr. Morton $2.5 million in cash and released him from the non-compete restrictions in his employment agreement.

   In addition, the parties agreed upon Mr. Morton's rights under various equity awards. Mr. Morton's equity awards fall into three categories: (i) 617,150 Repurchase Rights with exercise prices ranging from approximately $.51 to $.77 per share (the "deeply discounted Repurchase Rights"), (ii) 440,000 Repurchase

Rights issued in exchange for stock options, which rights have exercise prices significantly above the current market price for the Company's common stock (the "out-of-the-money Repurchase Rights") and (iii) 210,000 out-of-the-money stock options. Unlike the stock options, all Repurchase Rights are entitled to dividend equivalent payments.

   Mr. Morton agreed that his 225,851 vested deeply discounted Repurchase Rights and 300,000 vested out-of-the-money Repurchase Rights would remain outstanding (and entitled to dividend equivalent rights) only until April 1, 2002. He also agreed to the immediate cancellation of the remaining 391,299 deeply discounted Repurchase Rights in exchange for an additional cash payment of $900,000, of which the Company has already paid $400,000 and will pay the remaining $500,000 in January 2002. Mr. Morton also forfeited his interest in 140,000 out-of-the-money Repurchase Rights and 210,000 out-of-the-money stock options in exchange for $35,000 in cash.

   Patrick M. Miniutti. Patrick M. Miniutti's employment with the Company terminated on March 6, 2001, and he resigned from the Board of Directors on March 30, 2001. In complete settlement of all rights under his former employment agreement, Mr. Miniutti entered into a Separation and Settlement Agreement and General Release with the Company on March 30, 2001. Pursuant to the agreement, the Company paid a severance benefit to Mr. Miniutti consisting of $1.5 million in cash (payable in five equal monthly installments) and the forgiveness of a $125,000 loan. The Company also released Mr. Miniutti from the non-compete restrictions imposed by his employment agreement.

   In addition, in exchange for the issuance of 259,545 shares of common stock (the "Settlement Shares"), Mr. Miniutti agreed to the immediate cancellation of all rights (including dividend equivalent rights) with respect to all equity awards granted by the Company. The shares are issuable upon the earlier of April 1, 2002, the sale of 50% or more of the Company's voting securities, the liquidation or winding-up of the Company or the payment by Mr. Miniutti of an amount equal to the Company's tax withholding obligations on the Settlement Shares. Under the agreement, Mr. Miniutti is entitled to dividend equivalent payments with respect to the Settlement Shares for any record date occurring after March 30, 2001 but before the issuance of the Settlement Shares.

Compensation Committee Interlocks and Insider Participation

   During 2000, the following individuals (none of whom was or had been an officer or employee of the Company) served on the Executive Compensation
Committee: Messrs. Gildea (Chairman), Eberle and Ticotin. No member of the Executive Compensation Committee was or is an officer or employee of the Company.

Compensation Committee Report

   Executive Officer Compensation Policies. The goals of the Compensation Committee (the "Committee") with respect to the compensation of the Company's executive officers are to (i) provide a competitive total compensation package that enables the Company to attract and retain qualified executives, (ii) align the compensation of such executives with the Company's overall business strategies and (iii) provide each executive officer with a significant equity stake in the Company, which serves to align compensation with the interests of stockholders. To this end, the Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company's performance in attaining financial and non-financial objectives.

   The primary components of the Company's executive compensation program are:
(i) base salaries, (ii) performance-based annual bonuses, (iii) stock options and (iv) Restricted Stock. The more senior the position, the greater the compensation that varies with performance and the greater the portion that is in the form of options or Restricted Stock.

   Base Salaries. Base salaries for the Company's Named Executive Officers, as well as changes in such salaries, are based upon recommendations of the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer's service. The Chief Executive Officer makes recommendations to the Committee, which then approves or disapproves such recommendations.

   Bonuses. Annual bonuses are determined by Company performance and individual performance. Performance targets ordinarily result in bonuses ranging from 5% to 60% of base salary, with maximum bonuses ranging from 10% to 70% of base salary for performance achievements greater than the targets. Most officers of the Company receive 100% of their bonus in the form of Restricted Stock with a three-year cliff vest. In consideration thereof, each officer receives shares of Restricted Stock equal to 150% of the value of the appropriate cash bonus.

   Stock Options. The Company established an Employee Stock Incentive Plan (the "Stock Incentive Plan") in 1993 for the purpose of attracting and retaining the Company's executive officers and other employees. A maximum of 2,800,000 shares of Common Stock are issuable under the Stock Incentive Plan. The Stock Incentive Plan allows for the grant of incentive and nonqualified options (within the meaning of the Internal Revenue Code) that are exercisable at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. All of the Company's executive officers are eligible to receive options to purchase shares of Common Stock granted under the Stock Incentive Plan. The Committee believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. The Committee also believes that issuing stock options to executives benefits the Company's stockholders by encouraging executives to own the Company's stock, thus aligning executive compensation with stockholder interests. In November 1998, certain holders exchanged 735,000 options for Repurchase Rights (with identical exercise prices and vesting schedules). The only economic effect of such change is the dividend equivalent right associated with the Repurchase Rights. See "--Restricted Stock and Repurchase Rights" below. In June 1999, 1,525,000 options were issued to the Company's senior management. These options vest five years from date of grant or, if earlier, upon the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying these options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year. These options issued under the Stock Incentive Plan have been or will be cancelled under the terms of the separation agreements with Messrs. Morton and Miniutti as described above at "Separation Agreements."

   Restricted Stock and Repurchase Rights. The Company established a Restricted Stock plan (the "Restricted Plan") in 1996, reserving 350,000 shares of Common Stock for issuance thereunder, to give the Committee more flexibility in designing equity-based compensation arrangements to attract, motivate and retain executives and other key employees. Such equity-based compensation is designed to align more closely the financial interests of management with that of the stockholders. In 1997 and 1998, the Company reserved in the aggregate an additional 1,900,000 shares of Common Stock for issuance under the Restricted Plan. The Restricted Plan, which is administered by the Committee, provides for the grant of Restricted Stock awards to any new or existing employee of the Company, including executive officers. Awards under the Restricted Plan typically will be subject to various vesting schedules ranging from one to four years from the date of grant. The Restricted Plan permits the Committee to customize the vesting schedule by deferring the commencement date, lengthening the vesting period and/or conditioning vesting upon the achievement of specified performance goals. During 2000, the Company granted 658,020 shares of Restricted Stock to officers and other key employees.

   In 1997, the Company supplemented the Restricted Plan so that officers would not have to sell their shares of Restricted Stock to meet their tax obligations incurred upon the vesting of such shares. The Restricted Plan as supplemented provides that Restricted Stock may be replaced by Repurchase Rights, which entitle the holder to purchase Restricted Stock at an exercise price equal to 10% of the value of a share on the date of grant of the Repurchase Right. The Repurchase Rights vest on the same schedule as the shares of Restricted Stock that they replaced. Under the supplemented Restricted Plan, holders of Repurchase Rights will also be entitled to cash payments equal to the value of the dividends that would have been paid on the shares underlying the

Repurchase Rights. The officers may exercise the Repurchase Rights at any time after vesting and within 15 years of the date of grant. For purposes of calculating the number of options and shares available for issuance under the Company's Restricted Plan, when Restricted Stock is exchanged for Repurchase Rights that have an exercise price equal to 10% of the stock price on the date of exchange, no adjustment is made to the number of outstanding shares of Restricted Stock under the Restricted Plan since the underlying number of shares does not change.

   Chief Executive Officer's Compensation. C. Cammack Morton's compensation for 2000 as the Company's President and Chief Executive Officer consisted of an annual base salary, pursuant to his former employment agreement, of $669,711 ($339,711 of which was paid in the form of Restricted Stock, subject to one-year and three-year cliff vesting). Mr. Morton did not receive a bonus in 2000 as the performance targets for Mr. Morton and the Company were not met.

   The Executive Compensation Committee respectively submits this report to the stockholders.

                         Carol R. Goldberg, Chairperson
                             Philip A. Schonberger
                                Andrew E. Zobler

Audit Committee Report

   The Audit Committee currently consists of three members, each of whom satisfies the definition of independent director included in the New York Stock Exchange Listing Standards. During 2000, the Board adopted a written charter for the Audit Committee which was amended and restated on March 6, 2001. A copy of the Audit Committee charter is attached to this proxy statement as APPENDIX
A. The Audit Committee met four times during calendar 2000.

   The Audit Committee assists the Board in its oversight and monitoring of the Company's financial reporting process. The Audit Committee monitors (i) the adequacy of the Company's internal controls and financial reporting process and the reliability of its annual and quarterly financial statements and (ii) the independence and performance of the Company's independent public accountants and the work of its internal auditors. It also recommends to the Board the appointment of the independent public accountants.

   The Audit Committee reviewed the Company's audited financial statements for calendar 2000 with management and Arthur Andersen LLP, the Company's independent public accountants, including a discussion of the quality, not just the acceptability, of the accounting principles and judgments. The Audit Committee also discussed quarterly results and financial reporting matters on a timely basis with management and Arthur Andersen. On a quarterly basis, the Audit Committee discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Audit Committee received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 and discussed with Arthur Andersen their independence from management and the Company. The Audit Committee also considered whether providing non-audit services impacted Arthur Andersen's independence from an audit standpoint and concluded that their independence was not compromised.

   Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that the Company retain Arthur Andersen as the Company's independent auditors for 2001.

   The Audit Committee respectively submits this report to the stockholders.

                         William D. Eberle, Chairperson
                           L. Glenn Orr, Jr., Member
                             Robert A. Ross, Member

                              BENEFICIAL OWNERSHIP

   The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of June 25, 2001 by: (a) each Named Executive Officer; (b) each director and nominee; (c) current executive officers and directors as a group; and (d) each person or group known by the Company to beneficially own more than five percent of the Common Stock. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their name.

                                                     Amount and
                                                      Nature of
                                                     Beneficial     Percent of
                                                    Ownership (1)   Class (10)
                                                    -------------   ----------
C. Cammack Morton..................................     543,097(2)      1.7%
Patrick M. Miniutti................................     271,766(3)        *
Daniel J. Kelly....................................      11,769(4)        *
Christopher G. Gavrelis............................      79,499(5)        *
Suzanne L. Rice....................................      33,130           *
William D. Eberle..................................      30,125(6)        *
Carol R. Goldberg..................................         --            *
Simon Konover......................................      46,069(7)        *
J. Michael Maloney.................................      36,617(8)        *
L. Glenn Orr, Jr...................................         --            *
Robert A. Ross.....................................         --            *
Philip A. Schonberger..............................         --            *
Mark S. Ticotin....................................  21,052,631(9)     67.3%
Andrew E. Zobler...................................         --            *
All current executive officers and directors as a
 group (17)........................................  22,273,523        71.2%
Prometheus Southeast Retail Trust..................  21,052,631(9)     67.3%

--------

(1) Includes shares issuable upon exercise or conversion of other securities within the next 60 days.
(2) Includes 525,850 shares issuable upon exercise of vested Repurchase Rights. See "Executive Compensation -- Summary Compensation Table" and " -- Executive Compensation Committee Report" for a discussion of Repurchase Rights. These rights will remain outstanding until April 2002. See "Executive Compensation -- Separation Agreements" for additional information.
(3) Includes 259,545 shares that are due to Mr. Miniutti on or before April 2002. See "Executive Compensation -- Separation Agreements."
(4) Includes 11,769 shares issuable upon exercise of vested Repurchase Rights.
(5) Includes 73,405 shares issuable upon exercise of vested Repurchase Rights.
(6) Includes 23,030 shares issuable upon exercise of vested Repurchase Rights.
(7) Represents shares issuable (at the Company's option) upon redemption of partnership interests in KPT Properties, L.P.
(8) Includes 36,617 shares issuable upon exercise of vested stock options.
(9) Prometheus Southeast Retail Trust ("Prometheus") is the direct owner of this interest in the Company. Prometheus Southeast Retail LLC owns all of the common equity interests in Prometheus. Prometheus Southeast Retail LLC has one member, LFSRI II SPV REIT Corp. ("SPV"). SPV has three owners of its common shares: LF Strategic Realty Investors II L.P. ("LFSRI II") owns 86.1%, LFSRI II Alternative Partnership L.P. ("Alternative") owns 10.4% and LFSRI II-CADIM Alternative Partnership L.P. ("CADIM") owns 3.5%. Lazard Freres Real Estate Investors L.L.C. ("LFREI") is the general partner of each of LFSRI II, Alternative and CADIM. Lazard Freres & Co. LLC is the managing partner of LFREI. Mr. Ticotin is a Principal and Executive Vice President of LFREI. As a consequence of the foregoing, Mr. Ticotin may be deemed to have an indirect beneficial ownership interest in the Company, as well as indirect shared investment power and indirect shared voting power. Mr. Ticotin hereby disclaims beneficial ownership of the shares of the Company held by Prometheus except to the extent of any pecuniary interest he may have therein by virtue of his being an executive officer of LFREI.
(10) An asterisk (*) indicates less than one percent. Shares issuable upon exercise or conversion of other securities within the next 60 days are deemed outstanding for the purpose of computing the percentage of outstanding securities owned by the person or group named but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Prometheus Relationship. Prometheus Southeast Retail Trust, which is indirectly controlled by LFREI, acquired its 67% interest in the Company during 1998 pursuant to the stockholder-approved Stock Purchase Agreement with the Company.

   Pursuant to a related Stockholders Agreement with Prometheus, the Company is obligated to take all actions necessary to cause the Board of Directors to consist of at least nine members, three of which are designated by Prometheus (the "Prometheus Nominees"). Two of the Prometheus Nominees are chosen at the sole discretion of Prometheus; the third is subject to the reasonable approval of the Company. Of the nine individuals nominated for election at the Annual Meeting, the Prometheus Nominees are Messrs. Ross, Ticotin and Zobler.

   Mr. Ross is a Vice President of Finance of LFREI. Mr. Ticotin is a Principal and Executive Vice President of LFREI. Mr. Zobler is a Vice President of LFREI.

   The number of Prometheus Nominees that Prometheus is entitled to nominate decreases as the value of its ownership interest in the Company decreases, as set forth below:

     Investment Value       Number of Prometheus Nominees

     $50 million or more    Three or proportional one-third share of the Board if
                            Board size over nine

     $25 million to $50     Two or proportional two-ninths share of the Board if
      million               Board size over nine

     $10 million to $25     One or proportional one-ninth share of the Board if
      million               Board size over nine

     Less than $10 million  None

   The Company also entered into a Contingent Value Right Agreement, which provides that if Prometheus has not doubled its investment (through stock appreciation, dividends, or both) by January 1, 2004, the Company will pay Prometheus in cash or stock, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

   Transfer of E-Commerce Assets to truefinds.com. During 1999, the Company began selling apparel and other merchandise through its website "truefinds.com", and commenced other strategic e-commerce initiatives. Although the revenue from this start-up venture was nominal, the Company transferred its e-commerce operations to truefinds.com, Inc., a "preferred stock subsidiary" incorporated in Maryland, in December 1999 to reduce the risk that growth of the e-commerce business would jeopardize the Company's REIT status.

   Truefinds.com, Inc. is a "preferred stock subsidiary" in which the Company owns 95% of the economic interest. For all of 2000, Employee Investors LLC, an affiliate of Mr. Morton, owned the remaining 5% economic interest. Employee Investors LLC also owned all of the voting stock of this venture. During 2000, the Company loaned truefinds.com, Inc. $4.6 million and an interest rate of 10% per annum. The Company ceased funding the operations of truefinds.com in December 2000.

   Following his resignation, Mr. Morton transferred his interest in truefinds to Konover Development & Management South Corporation, an affiliate of Mr. Konover.

   Loans to Sunset KPT Investments, Inc. In order to satisfy income source tests imposed on REITs, the Company's interest in certain development land and a third-party management business is held through its 85% economic interest in Sunset KPT Investments, Inc. (formerly Wakefield Investment, Inc.). The remaining 15% economic interest in this subsidiary was owned by Messrs. Gavrelis, Morton, Miniutti and Neville. During 2000, Mr. Neville's interest was transferred to Mr. Morton. In 2001, Messrs. Morton and Miniutti transferred their interests in Sunset KPT Investments, Inc. to Konover Development and Management South Corporation, an affiliate of Mr. Konover.

   The following table provides information about certain loans from the Company to Sunset KPT Investments, Inc. made during 2000:

Project                 2000 Activity Interest Rate Purpose of Loan
-----------------------------------------------------------------------------------------
Mercer Mill                $2,331,609       0%      Provide funding to purchase and
                                                     develop land.

RMC/Konover Property         $503,974       0%      Provide for operations of third-party
 Trust, LLC                                          management company.

Carolina Bay                 $482,626      15%      Provide funding to purchase and
                                                     develop land.

Sunset KPT Investments       $131,995      15%      Provide funding for holding company
                                                     operations.

   Lease Guarantee Obligations. In 1998, the Company acquired Lake Point Centre, which had been developed by certain affiliates of Mr. Konover prior to its sale to the Company. The amount paid by the Company for the property was $14.5 million; however, as a condition of the sale, the seller, an affiliate of Mr. Konover, is obligated to pay certain lease payments on unleased space at the center until March 2003. During 2000, affiliates of Mr. Konover paid $330,979 pursuant to this obligation. As of May 2001, affiliates of Mr. Konover owed $194,526 under this lease-guarantee obligation.

   Payment of Deferred Purchase Price. In 1998, the Company entered into an agreement with affiliates of Mr. Konover to take over the management and leasing of certain properties. In consideration of the assignment of the management and leasing agreements to the Company, the Company agreed to pay $1.1 million in 1999, $1.4 million in 2000 and $1.3 million in 2001. The final $1.3 million payment was made in January 2001.

             INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors, upon the recommendation of the Audit Committee, appointed the accounting firm of Arthur Andersen LLP ("Arthur Andersen") to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. Arthur Andersen has served as independent auditors of the Company since September 1997 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Arthur Andersen will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

   The following schedule summarizes fees incurred by the Company for Arthur Andersen 2000 services:

   Audit fees (including those associated with quarterly reviews).... $150,000

   Tax compliance fees............................................... $216,800

   Financial information systems design and implementation fees...... $      0

   All other fees, including consulting and 401K compliance.......... $ 59,280
                                                                      --------

   Total Fees........................................................ $426,080

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total return on the Common Stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite--500 Index and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 in the Common Stock on December 31, 1995 and the reinvestment of dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

                                                      [GRAPH]

                                  Dec/95  Dec/96  Dec/97  Dec/98  Dec/99 Dec/00
 Konover Property Trust, Inc.      100     54.88   64.20   58.50   56.30  43.33
 S&P 500 Comp LTD                  100    122.95  163.96  210.81  255.16 231.93
 NAREIT Equity Index               100    135.27  162.67  134.20  128.00 161.75


                             ADDITIONAL INFORMATION

   The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, including matters incident to the Annual Meeting, the person named in the accompanying proxy will vote proxies as he deems appropriate with respect to such matters if permitted by the rules promulgated under the Securities Exchange Act of 1934.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Proposals of stockholders to be presented at the 2002 annual meeting of stockholders must be received by the secretary of the Company prior to March 14, 2002 to be considered for inclusion in the 2002 proxy material. If a stockholder wishes to present a proposal at the 2002 annual meeting, whether or not the proposal is intended to be included in the 2002 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of the Company not less than 90 nor more than 180 days prior to the anniversary of the 2001 annual meeting. However, if the 2002 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such a stockholder must give advance written notice to the secretary of the Company no earlier than 180 days prior to the date of the 2002 annual meeting and no later than the later of (i) 90 days prior to the date of the 2002 annual meeting and (ii) 10 days following the announcement of the date of the 2002 annual meeting. If a stockholder is permitted to present a proposal at the 2002 annual meeting but the proposal was not included in the 2002 proxy material, the Company vote on the proposal if the proposal was received after May 28, 2002, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

                                          By Order of the Board of Directors

                                          /s/ Robin W. Malphrus
                                          ROBIN W. MALPHRUS, ESQ.
                                          Secretary

Dated: July 12, 2001

                                                   Effective as of March 6, 2001

                          Konover Property Trust, Inc.

                          AMENDED AND RESTATED CHARTER
                                     OF THE
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

General Statement of Purpose

   The Audit Committee of the Board of Directors (the "Audit Committee") of Konover Property Trust, Inc. (the "Company") shall assist the Board of Directors (the "Board") in its general oversight and monitoring of the Company's accounting and reporting practices and the quality and integrity of financial reports provided by the Company to any non-tax governmental body. Additionally, the Audit Committee shall encourage continuous improvements of, and foster adherence to, the Company's policies, procedures and practices. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Company's independent accountants.

  . Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

Composition

   The Audit Committee may be comprised of two or more directors as determined by the Board until June 14, 2001, and shall be comprised of three or more directors as determined by the Board on and after June 14, 2001. Each such director shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. The qualifications of the individual Audit Committee members shall be as interpreted by the Board in its business judgment. The Audit Committee membership will meet the requirements of the Audit Committee policy of the New York Stock Exchange (NYSE).

   The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve as an Audit Committee member until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

Meetings

   The Audit Committee shall meet in person or by telephone conference call at least four times annually, or more frequently as circumstances dictate. The minutes will be recorded for inclusion in the Company's records as required by Maryland law. As part of its job to foster open communication, the Committee shall meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair shall meet in person or by telephone conference with the independent accountants and management quarterly to review the Company's financial statements.

Responsibilities and Duties

   To fulfill its responsibilities and duties the Audit Committee shall:

 Review of Charter

  . Review and update this Charter periodically (at least annually), as conditions dictate and submit the Charter to the Board for approval.

 Review of Financial Statements

  . Review the organization's annual financial statements or other financial information submitted to any non-tax governmental body, including any certification, report, opinion, or review rendered by the independent accountants, and to prepare a report regarding such matters for inclusion in the Company's proxy statements.

  . Review with financial management and the independent accountants the 10-K and 10-Q prior to its filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire Committee for purposes of this review.

 Independent Accountants

  . Recommend to the Board of Directors the selection and retention and, when appropriate, replacement of the independent accountants, which are ultimately accountable to the Board of Directors and the Audit Committee and approve the fees and other compensation to be paid to the independent accountants.

  . Ensure that the independent accountants submit annually a formal written statement specifying all relationships between the accountants and the Company for the purpose of reviewing and discussing with the accountants any significant relationships that might compromise the accountants' independence.

  . At least annually, consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

 Review of Financial Reporting Processes and Annual Audit

  . In consultation with the independent accountants, review the integrity of the organization's financial reporting processes.

  . Consider and recommend to the Board, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

  . Review with management and the independent accountants any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  . Following completion of the annual audit, review separately with management and the independent accountants, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  . Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

  . Review with the independent accountants and management, the extent to which changes or improvements in financial or accounting practices, as approved by the Board, have been implemented.

General

  . The Audit Committee may be requested by the Board to review or investigate on behalf of the Board activities of the Company or of its employees, including compliance with laws, regulations or Company policies.

  .  Perform such other oversight functions as may be requested by the Board.

  . The Audit Committee shall inquire of management and the independent auditor as to whether, in the preparation or review of the audited financial statements and the quarterly financial statements, management or the auditor has any significant concerns regarding the Company's qualification as a "real estate investment trust" under the applicable provisions of the federal tax laws.

  . In performing its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and the independent accountants. The Audit Committee shall have the authority to retain special legal, accounting or other professionals to render advice to the committee. The Audit Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent accountants or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

  . Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent accountants audit responsibilities, the independent accountant. It also is not the duty of the Audit Committee to resolve disagreements, if any, between management and the independent accountants or to ensure compliance with laws, regulations or Company policies.

--------------------------------------------------------------------------------

                          KONOVER PROPERTY TRUST, INC.
              For Annual Meeting of Stockholders, August 22, 2001
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints J. Michael Maloney with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of common stock of Konover Property Trust, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Omni Berkshire Place located at 21 East 52nd Street at Madison Avenue, New York, New York, on August 22, 2001 at 11:00 a.m., and any adjournment thereof. Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement is hereby acknowledged.

   This Proxy will be voted in accordance with the instructions marked herein, and in accordance with the recommendation of the Board of Directors if no instructions to the contrary are marked herein. If any other business is transacted at the Annual Meeting (including matters incident to the conduct of the Annual Meeting), this Proxy will be voted in the discretion of, and in accordance with, the best judgement of the proxy (no other business is currently known).

  1. Election of nine directors to serve until the 2002 annual meeting or until their successors are duly elected and qualified (Proposal One);
     Nominees: William D. Eberle, Carol R. Goldberg, Simon Konover, J. Michael Maloney, L. Glenn Orr, Jr., Robert A. Ross, Philip A. Schonberger, Mark
     S. Ticotin and Andrew E. Zobler.

    [_] FOR ALL (except as noted below)   [_] WITHHOLD AUTHORITY AS TO ALL

    (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name for which authority is withheld below.)

--------------------------------------------------------------------------------



  Note: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

                                                Dated: ________________________
                                                Signature: ____________________
                                                Signature: ____________________

                                                Please mark boxes in blue or
                                                black ink. Please return
                                                promptly in the enclosed
                                                envelope which requires no
                                                postage if mailed in the
                                                U.S.A.

                                                PLEASE MARK, DATE AND SIGN
                                                THIS PROXY AND RETURN IT
                                                PROMPTLY IN THE ENCLOSED
                                                ENVELOPE SO AS TO ENSURE A
                                                QUORUM AT THE MEETING. THIS IS
                                                IMPORTANT WHETHER YOU OWN FEW
                                                OR MANY SHARES. DELAY IN
                                                RETURNING YOUR PROXY MAY
                                                SUBJECT THE COMPANY TO
                                                ADDITIONAL EXPENSE.